                                                                   Exhibit 11
                           ATHENA MEDICAL CORPORATION
                       CALCULATIONS OF NET INCOME PER SHARE


                                            For the three months         For the six months
                                                   ended                       ended
                                                  June 30                     June 30
                                            --------------------        ---------------------
                                              1996         1995           1996         1995
                                            ---------    ---------      ----------   ---------
Actual weighted average shares
outstanding for the period                  8,956,484    6,975,077       8,952,363   6,914,743


Dilutive common stock options
and warrants using the treasury
stock method(1)                                --           --             --           --
                                            ---------    ---------      ----------   ---------
 Total shares used in per share
  calculcations                             8,956,484    6,975,077       8,952,363   6,914,743
                                            ---------    ---------      ----------   ---------
Net loss                                    1,069,593    1,151,577       2,082,644   2,093,157
                                            ---------    ---------      ----------   ---------
Net loss per share                            $0.12        $0.16           $0.23       $0.30
                                            ---------    ---------      ----------   ---------
                                            ---------    ---------      ----------   ---------

  (1) Warrants and options outstanding are not included as the effect would be anti-dilutive.